EXHIBIT 21.1



                        SUBSIDIARIES OF AKI HOLDING CORP.


AKI Holding Corp.'s only direct subsidiary is AKI, Inc.

AKI, Inc.'s only direct subsidiaries are Scent Seal Inc., Arcade Europe SARL and RetCom Holdings Ltd.

RetCom Holdings Ltd.'s direct subsidiaries are:
RCC Retail Concepts Corp.
RetCom Holdings Europe Ltd.
RCC Product Development Corp.
Encapsulation Services Inc.